Exhibit 99.1

Castellum Joint Venture Wins Position on $250 Million U.S. Navy Logistics IT Multiple Award Contract

VIENNA, Va., June 15, 2026 (GLOBE NEWSWIRE) – Castellum, Inc. (NYSE-American: CTM) ("Castellum" "CTM", or the "Company"), a cybersecurity, electronic warfare, and software services company focused on the federal government, announced today that its joint venture CTM JV, LLC has been awarded a contract to the Logistics IT Integration and Support ("LIIS") Capability Modernization, Deployment, and Support ("CMDS") Multiple Award Contract ("MAC"). The MAC is structured as an indefinite delivery/indefinite quantity ("IDIQ") contract vehicle, under which the United States Navy will competitively award individual task orders for specific projects, with a total maximum value of approximately $250 million.

The LIIS CMDS MAC is designed to address the need for a full range of Logistics Information Technology ("LOG IT") requirements by providing continuous CMDS of the Naval Maintenance, Repair and Overhaul ("N-MRO"), Naval Supply Chain Management ("N-SCM"), Naval Product Lifecycle Management ("N-PLM"), Logistics Integrated Data Environment ("L-IDE"), and Integration and Infrastructure ("I&I") capability solutions as part of or within the integrated platform and DevSecOps pipeline.

The United States Navy will use this MAC to procure a broad range of LOG IT services within the scope of the contract. The Navy has selected 59 companies to support modernization of the IT systems behind its maintenance and logistics operations. The tasks and detailed requirements for LOG IT services will be defined in the requirement documents for each individual task order.

"This award reflects the strength of our naval logistics IT, software engineering, and DevSecOps capabilities," said Drew Merriman, Chief Operating Officer of Castellum. "The LIIS CMDS MAC gives our team a direct lane to compete for task orders that modernize the systems the United States Navy relies on to maintain, supply and sustain the fleet."

Glen Ives, President and Chief Executive Officer of Castellum, added, "Securing a position on this vehicle deepens our already very strong relationship with the United States Navy and adds a multi-year pipeline of task order opportunities. It also reflects the continued success of our strategy to pursue and win a greater number of larger, more complex prime contracts across the United States Navy and other key customers. As we continue to qualify for and participate in larger IDIQ contract vehicles like LIIS CMDS MAC, we are expanding and strengthening our pipeline of higher-quality opportunities, which we believe will support sustained organic growth across our subsidiaries."

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation's most pressing national security challenges. CTM provides U.S. government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. It also offers subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing its organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to U.S. national security and have a history of bringing exceptional value to their clients. For more information visit: https://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth and new customer opportunities, including opportunities arising from the LIIS CMDS MAC award to support the United States Navy, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contacts:
Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182

Investor Relations:
The Equity Group
Lena Cati
(212) 836-9611

lena.cati@theequitygroup.com

Val Ferraro
(212) 836-9633
val.ferraro@theequitygroup.com